UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 1, 2007

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

2801 80th Street, Kenosha, WI 53143
(Address of principal executive offices)

Registrant’s telephone number, including area code:	(262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03               Material Modification to Rights of Security Holders

          The Snap-on Incorporated (the “Company”) Shareholder Rights Agreement (the “Rights Agreement”) expired on November 3, 2007, in accordance with a Board of Directors determination to permit that expiration.  The Rights Agreement, entered into as of August 22, 1997, provided for a dividend distribution of one preferred stock repurchase right for each share of the Company’s outstanding common stock exercisable upon the occurrence of certain events set forth therein, namely, if a person or group (the “Acquiring Person”) acquires 15% or more of the Company’s common stock or publicly announces a tender offer to become an Acquiring Person.  As a result of the decision to allow the Rights Agreement to expire in accordance with its terms, the stock purchase rights under the Rights Agreement have terminated and are no longer effective.

Item 5.03.              Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

           On November 1, 2007, the Board of Directors of the Company amended Article V of the Company’s bylaws (the “Bylaws”), effective as of that date, to allow for the issuance of uncertificated (i.e., book entry) shares.  By being able to issue uncertificated shares, the Company may now participate in the Direct Registration System, which is currently administered by The Depository Trust Company.  The Direct Registration System allows investors to have securities registered in their names without the issuance of physical certificates and allows investors to electronically transfer securities to broker-dealers in order to effect transactions without the risks and delays associated with transferring physical certificates.

           The full text of the Bylaws, as amended, is filed as Exhibit 3.1 to this Current Report on Form 8-K, and amended Article V thereof is incorporated herein by reference.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
3.1	Bylaws, as Amended and Restated as of November 1, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: November 5, 2007	By:	/s/ Susan F. Marrinan
Susan F. Marrinan, Vice President,
Secretary and Chief Legal Officer